Execution Copy


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 11, 1997, among Sybron Chemicals, Inc., a Delaware corporation (the "Company"), Sybron Holdings, Inc., a Delaware corporation ("Parent"), and Sybron Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent.

                              W I T N E S S E T H:

                  WHEREAS, as of the date hereof, Richard M. Klein, John H. Schroeder, Citicorp Venture Capital, Ltd. ("CVC") and certain employees of CVC and the Company (collectively, the "Affiliated Stockholders") beneficially own or have the power to vote in excess of a majority of the shares of the common stock, par value $.01 per share, of the Company (the "Shares");

                  WHEREAS, prior to the Effective Time the Affiliated Stockholders intend to transfer a portion of their Shares to Parent in exchange for securities of the Parent and to receive the Merger Consideration (as defined herein) for the remainder of their Shares not transferred to Parent.

                  WHEREAS, Parent has proposed that Merger Sub be merged with and into the Company, on the terms and conditions set forth herein, such that the Company shall become a wholly-owned direct subsidiary of Parent;

                  WHEREAS, a special committee (the "Special Committee") comprised of two independent directors of the Board of Directors of the Company (the "Company Board") has unanimously determined that the Merger (as defined herein) is fair and in the best interests of the stockholders of the Company other than the Affiliated Stockholders (the "Public Stockholders") and has unanimously approved this Agreement and the Merger and has unanimously recommended that the Company Board and the stockholders of the Company approve this Agreement and the Merger, which recommendation was based in part on the opinion of Chase Securities Inc. (the "Independent Advisors"), independent financial advisors to the Special Committee, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Public Stockholders for their Shares in the Merger is fair to the Public Stockholders from a financial point of view;

                  WHEREAS, the Company Board has by the unanimous action of the directors present and voting determined that the Merger is fair to and in the best interests of the Public Stockholders and has resolved to approve and adopt this Agreement and the Merger and to recommend the approval and adoption of this Agreement and the Merger by the Company's stockholders;


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                  WHEREAS, the respective Boards of Directors of Parent, Merger
Sub and the Company have deemed it advisable and in the best interests of their respective stockholders to consummate, and have approved, the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 COMPANY ACTION

         SECTION 1.1. Company Action.

               (a) The Company represents that (i) at a meeting duly called and held on December 11, 1997, the Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Public Stockholders, (B) approved and authorized this Agreement, the Merger and the transactions contemplated hereby, and (C) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger which recommendation, as of the date hereof, has not been withdrawn or modified in a manner adverse to Parent or Merger Sub and the Special Committee has not resolved to withdraw or modify adversely such recommendation, (ii) at a meeting duly called and held on December 11, 1997, the Company Board has by unanimous vote of all directors present and voting and based in part upon the approval and recommendation of the Special Committee set forth in the preceding clause (i) (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Public Stockholders, (B) approved and authorized this Agreement, the Merger and the transactions contemplated hereby, and (C) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger, and (iii) the Independent Advisor has delivered to the Special Committee and to the Company Board its written opinion that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Public Stockholders in the Merger is fair to such holders from a financial point of view. A copy of such opinion has been provided to Parent.

         SECTION 1.2. Company Stockholders' Meeting.

               (a) The Company shall cause a meeting of its stockholders (the "Company Stockholders' Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable law and the Company

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Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Company Stockholders Meeting.

               (b) The Company shall provide for inclusion in the Transaction Disclosure Documents (as defined herein) any information reasonably requested by Parent or Merger Sub, and, to the extent reasonably requested by Parent or Merger Sub, the Company shall cooperate in the preparation of the Transaction Disclosure Documents. The Company hereby consents to the inclusion in the Transaction Disclosure Documents of the recommendation of the Company Board and the recommendation of the Special Committee described in Section 1.1 above, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Special Committee, consented to the inclusion of references to its opinion in the Transaction Disclosure Documents. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the Securities and Exchange Commission (the "SEC") and its staff, including any meetings and telephone conferences, relating to the Transaction Disclosure Documents, the Merger or this Agreement.

         SECTION 1.3. Proxy Statement; Schedule 13E-3. Parent will prepare and file, and the Company will cooperate with Parent in the preparation and filing of, the Schedule 13E-3 Transaction Statement (together with all amendments, supplements and exhibits thereto, the "Schedule 13E-3") required pursuant to
Section 13(e) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") with the SEC with respect to the transactions contemplated by this Agreement. The Company shall pay the filing fee for such Schedule 13E-3. In connection with the Company Stockholders' Meeting contemplated hereby, Parent and the Company will jointly prepare and the Company shall file, a preliminary Proxy Statement relating to the transactions contemplated by this Agreement (together with all amendments, supplements and exhibits thereto, the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC and to cause a definitive Proxy Statement (together with all amendments, supplements and exhibits thereto, the "Definitive Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Each party to this Agreement will notify the other parties and the Special Committee promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Company Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries (as defined herein) which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, the Company will promptly inform Parent. If at any time prior to the Company Stockholders' Meeting, any event should occur relating to Parent or Merger Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Company after the Effective Time of the Merger, or relating to the

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

Financing, that should be set forth in an amendment of, or a supplement to, the
Schedule 13E-3 or the Definitive Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent and the Special Committee with respect to such amendment or supplement and shall incorporate Parent's comments thereon. The Schedule 13E-3, Preliminary Proxy Statement and Definitive Proxy Statement are sometimes referred to herein as the "Transaction Disclosure Documents."

         SECTION 1.4. Stockholder Lists. The Company shall promptly, or shall cause its transfer agent to promptly, furnish Parent and Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent and Merger Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably request.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, the Company is sometimes referred to herein as the "Surviving Corporation."

         SECTION 2.2. Effective Time; Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and making all other filings or recordings required under Delaware Law in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing shall be held at the time and location designated by the Parent or such other place as the parties shall agree.


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

         SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 2.4. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned directly by Parent or Merger Sub) shall be canceled and, subject to Section 2.4(d), shall be converted automatically into the right to receive from the Company an amount equal to $34.50 in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.6, of the certificate that formerly evidenced such Share;

               (b) Each Share issued and outstanding immediately prior to the Effective Time owned directly by Parent or Merger Sub and each Share that is owned by the Company as treasury stock shall be canceled and no payment or distribution shall be made with respect thereto;

               (c) each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (d) anything in this Agreement to the contrary notwithstanding, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware Law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares in accordance with Section 262 of the Delaware Law (the Shares held by such a Dissenting Stockholder, "Dissenting Shares") shall not be converted as described in Section 2.4(a) hereof but shall become, by virtue of the Merger, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in each case pursuant to Section 262 of the Delaware Law, such Shares shall be deemed to have been converted as of the Effective Time into the right to receive, upon surrender of the certificates evidencing such Shares in accordance with Section 2.6 hereof, the Merger Consideration. The Company shall give Parent
(i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all

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

negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 2.5. Stock Options and Share Participation Plan.

               (a) Stock Options. Parent, Merger Sub and the Company shall take all actions reasonably necessary such that, pursuant to Section 9 of the Company's 1992 Stock Option Plan (the "Company Stock Option Plan"), the Company shall give written notice to the holders of all outstanding options to acquire Shares (the "Company Options") granted under the Company Stock Option Plan that
(i) such Company Options shall be exercisable in full immediately prior to the Effective Time, and (ii) all Company Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. In addition, the written notice to each holder of Company Options shall include an offer to pay such holder at the Effective Time, in exchange for the cancellation of such holder's Company Options at the Effective Time, an amount in cash determined by multiplying (1) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of the Company Option by (2) the number of Shares such holder could have purchased had such holder exercised such Company Option in full immediately prior to the Effective Time, and each such Company Option shall thereafter be cancelled. The Company shall also take such actions as may be reasonably requested by Parent and Merger Sub to amend the terms of the Company Stock Option Plan or any Company Option to provide for the cancellation or termination of any such Company Option at the Effective Time upon Parent's issuance of options to purchase securities of Parent.

               (b) Share Participation Plan. The Company shall take all such actions reasonably necessary or reasonably requested by Parent to provide that the Merger, this Agreement and the transactions contemplated hereby are not a "Triggering Event" under the terms of the Company's Share Participation Plan.

         SECTION 2.6. Surrender of Shares; Stock Transfer Books.

               (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares for the purpose of paying the funds to which such holders shall become entitled pursuant to Section 2.4(a) hereof upon surrender of the certificates evidencing such Shares. Merger Sub will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the Shares (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Parent; provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments, shall be

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

payable to the Surviving Corporation or Parent. Parent or the Surviving Corporation shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 2.6. The Paying Agent shall make the payments provided in Section 2.4(a) hereof.

               (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.4(a) hereof a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall then be cancelled. Until so surrendered, each such Share Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Share Certificate with respect to the Merger Consideration payable upon the surrender of any Share Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Share Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Share Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Share Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

               (c) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Share Certificates held by such holder. If any Share Certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such cash, shares, dividends or distributions payable in respect of such Share Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or

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

interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

               (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, except for Parent and Merger Sub, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

               (e) Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or Company Options such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares and/or Company Options in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

                                   ARTICLE III

                            THE SURVIVING CORPORATION

         SECTION 3.1. Certificate of Incorporation. At the Effective Time and subject to the terms of Section 6.7 hereof, the Company Certificate of Incorporation (as defined herein) shall be amended so as to read in its entirety as set forth in Exhibit A to this Agreement and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law, such certificate of incorporation and the bylaws of the Surviving Corporation.

         SECTION 3.2. Bylaws. Subject to the terms of Section 6.7 hereof, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws of the Surviving Corporation.

         SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation,

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and (ii) the officers of the Company at the Effective Time shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The members of the Special Committee shall not be directors of Parent, Merger Sub or the Surviving Corporation.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Sub as follows:

         SECTION 4.1. Organization and Standing. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to conduct its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualifications or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has furnished to Parent true and complete copies of its certificate of incorporation (the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, or liabilities (including, without limitation, contingent liabilities) of such party and its subsidiaries, taken as a whole.

         SECTION 4.2. Capitalization. The authorized capital stock of the Company consists of twenty million (20,000,000) Shares and five hundred thousand (500,000) shares of preferred stock, $.01 par value per share (the "Preferred Shares"). As of December 11, 1997, (i) 5,673,602 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 234,028 Shares are held in the treasury of the Company, (iii) 353,205 Company Options were outstanding pursuant the Company Stock Option Plan, each such option entitling the holder thereof to purchase one Share and 353,205 Shares are authorized and reserved for future issuance

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

pursuant to the exercise of such Company Options, and (iv) no Preferred Shares are issued and outstanding. The Company has previously furnished to Parent a detailed schedule of outstanding Company Options and rights to participate in the Company Share Participation Plan, including the exercise prices, vesting schedules and existing provisions therefore. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 4.3. Authority for Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the transactions contemplated by this Agreement, has been duly authorized by all necessary corporate action (including without limitation the unanimous approval of the Independent Directors) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of a majority of the then outstanding Shares and the holders of a majority of the then outstanding Shares that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates (as such terms are defined herein) of the Affiliated Stockholders, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the outstanding Shares entitled to vote at a duly called and held meeting of stockholders and the affirmative vote of the holders of a majority of the outstanding Shares that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or

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

Associates of the Affiliated Stockholders, are the only votes of the Company's stockholders necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement.

         SECTION 4.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any United States federal state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

         SECTION 4.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by Delaware Law,
(ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) for those required by the New Jersey Industrial Site Recovery Act (NJSA 13;1K-6 et seq.) ("ISRA") and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

         SECTION 4.6. Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its

Subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (i) and (ii) above for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

         SECTION 4.7. Reports and Financial Statements.

               (a) The Company has filed in a timely manner all forms, reports and documents required to be filed by it with the SEC since December 31, 1994, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995, and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above, together with any amendments or supplements thereto, being referred to herein, collectively, as the "Company Reports"). The Company Reports
(i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

               (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at December 31, 1996, including the notes thereto, included in the Company's Annual Report on Form 10- K for the fiscal year then ended, or on the unaudited consolidated balance sheet of the Company and the consolidated Subsidiaries at September 30, 1997, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the period then ended, the Company and the consolidated Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a consolidated balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1997 and which would not have a Material Adverse Effect on the Company.

         SECTION 4.8. Schedule 13E-3 and Proxy Materials. All of the information supplied by the Company for inclusion in the Schedule 13E-3 will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by the Company for inclusion in the Definitive Proxy Statement will not, on the date when the Definitive Proxy Statement is first mailed to the Company's Stockholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Stockholders' Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information supplied by Parent or Merger Sub or any of its representatives which is contained in any of the foregoing documents. The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

         SECTION 4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Reports filed prior to the date hereof, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and, as of the date hereof, there has not been (i) to the best of the Company's knowledge, any event or occurrence of any condition that has had or would have a Material Adverse Effect on the Company (other than changes due to industry-wide events or general economic conditions) or (ii) any material change in accounting methods, principles or practices employed by the Company.

         SECTION 4.10. Change of Control Agreements. Except as set forth in
Section 2.5(a) hereof or as disclosed in the Company Reports filed prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the Merger or the transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company. Without limiting the generality of the foregoing, to the best of the Company's knowledge, no amount paid or payable by the Company in connection with the Merger or the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         SECTION 4.11. Brokers. No broker, finder or investment banker (other than the Independent Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the transactions contemplated by this Agreement.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub represent and warrant to the Company as follows:

         SECTION 5.1. Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to consummate the Merger and the transactions contemplated by this Agreement.

         SECTION 5.2. Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

         SECTION 5.3. No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective subsidiaries or by which any property or asset of Parent or Merger Sub or their respective subsidiaries is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub or their respective subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or their respective subsidiaries is a party or by which Parent or Merger Sub or their respective subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

         SECTION 5.4. Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) for those required by the HSR Act, (iii) for those required by ISRA and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

         SECTION 5.5. Schedule 13E-3 and Proxy Materials. All of the information supplied by Parent or Merger Sub specifically for inclusion in the Schedule 13E-3 will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by Parent or Merger Sub specifically for inclusion in the Definitive Proxy Statement will not, on the date when the Definitive Proxy Statement is or first mailed to the Company's stockholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Stockholders' Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents. The Schedule 13E-3 will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Schedule 13E-3, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

         SECTION 5.6. Brokers. Except for the Independent Advisors and except in connection with the Financing (as defined herein), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with this Agreement, the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         SECTION 5.7. Ownership of Merger Sub; No Prior Activities.

               (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

               (b) As of the date hereof through the Effective Time, all of the outstanding capital stock of the Merger Sub will be owned directly by Parent. As of the date hereof and through the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

               (c) As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1. Conduct of the Business Pending the Merger.

               (a) Except for the disposition of Purification Products Company, the Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, and (ii) the Company and its Subsidiaries shall use their commercially reasonable best efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has significant business relations.

               (b) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock, (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date of this Agreement under the Company Stock Option Plan or through existing participations in the Company Share Participation Plan or (v) willfully take any action that would make the Company's representations and warranties set forth in
Section 4.2 not true and correct in all material respects.

               (c) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its certificate of incorporation or bylaws or other comparable charter or organizational documents;
(ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the financing of the transactions contemplated by this Agreement, (iii) make any loans or advances to any other person, other than to the Company and other than routine advances to employees; (iv) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets; (v) change its accounting policies in any material respect, except as required by GAAP; or (vi) commit or agree to take any of the actions described in this Section 6.1.

         SECTION 6.2. Access to Information; Confidentiality.

               (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, directors, employees, auditors and agents of Parent and Merger Sub access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries, and shall furnish Parent and Merger Sub with financial, operating and other data and information as Parent or Merger Sub, through its officers, directors, employees, auditors or agents, may reasonably request.

               (b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Merger Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.4. Further Action.

               (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VII. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use reasonable best efforts to take all such action.

               (b) Each of Parent and Merger Sub shall use reasonable best efforts to obtain the funds necessary to consummate the Merger and the transactions contemplated by this Agreement, refinance outstanding debt of the Surviving Corporation, provide adequate ongoing working capital to the Surviving Corporation and to pay all related fees and expenses (the "Financing"). The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

               (c) Notwithstanding the foregoing, nothing in this Section 6.4 shall obligate the Special Committee or the Company Board to take any action if the Special Committee or the Company Board, as the case may be, shall have determined, after consultation with their respective legal counsel, that the taking of such action would constitute a breach by the members of the Special Committee or the directors of the Company, as the case may be, of their fiduciary obligations under Delaware Law.

         SECTION 6.5. Stockholders' Meeting. The Company shall, at the direction of Parent, use commercially reasonable efforts to solicit from holders of Shares entitled to vote at the Company Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by Delaware Law or this Agreement to effect the Merger. The Company's obligations pursuant to this Section 6.5 are subject to Parent obtaining and delivering to the Company, prior to the mailing of the Definitive Proxy Statement to the Company's stockholders, executed commitment (or in the case of high yield financing, highly confident) letters (the "Financing Letters") regarding the Financing from financially responsible financial institutions, not subject to due diligence and otherwise containing terms and conditions customary and reasonable for transactions of the type contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.5 shall obligate the Company to take any action if the Company Board shall have determined, after consultation with its legal counsel, that the taking of such action would constitute a breach by the directors of the Company of their fiduciary obligations under Delaware Law

         SECTION 6.6. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent and any such settlement shall include a full and unconditional release of all claims made against any directors of the Company named as defendants in such litigation. The members of the Special Committee shall have the right to separate legal counsel in connection with such litigation at the expense of the Company.

         SECTION 6.7. Indemnification.

               (a) It is understood and agreed that all rights to indemnification by the Company now-existing in favor of each present and former director and officer of the Company as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and shall continue in full force and effect for a period of at least six (6) years from the Effective Time. Consistent with the foregoing, for a period of at least six (6) years from the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth, respectively, in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified during such six (6)-year period in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company.

               (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, for a period of six (6) years from the Effective Time indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in, and may control, the defense of any such matter; provided further that if any D&O Insurance (as defined herein) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Notwithstanding the foregoing, neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). In addition, subject to the last sentence of Section 6.6 neither the Company nor the Surviving Corporation shall be obligated pursuant to this
Section 6.7(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action. All rights under this Section 6.7(b) shall be deemed to be a contract between the Company and each of the Indemnified Parties.

               (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") maintained by the Company covering those persons who are currently covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(c) more than an amount per year equal to one hundred fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than one hundred fifty percent (150%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred fifty percent (150%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance policies reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

               (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

         SECTION 6.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

         SECTION 6.9. Sale of the Company. (a) In the event that at any time during the eighteen month period immediately following the Effective Time (the "Period"), there shall occur an Extraordinary Transaction (as defined below), then the Parent or Surviving Corporation shall pay, or cause to be paid, to the Eligible Stockholders (as defined below) an amount equal to (i) the Eligible Stockholder Percentage (as defined below) times (ii) the Gain (as defined below) realized from the Extraordinary Transaction times (iii) the Applicable Percentage (as defined below) (such amount, the "Extraordinary Transaction Proceeds"). Each Eligible Stockholder whose Shares are extinguished in the Merger and who receives the Merger Consideration pursuant to the Merger shall be entitled to receive, an amount per Share, without interest, equal to (x) the Extraordinary Transaction Proceeds divided by (y) the Eligible Stockholder Shares. Such amounts shall be paid to the Eligible Stockholders in the same form of consideration received by the Parent Group (as defined below) or Surviving Corporation in connection with the Extraordinary Transaction.

               (b) For purposes of this Section 6.9, the following terms shall have the following definitions:

                  "Extraordinary Transaction" shall mean (a) a transfer, directly or indirectly (including by merger, consolidation or reorganization of the Surviving Corporation or Parent) by the Parent or the Affiliated Stockholders, individually or as a group (the "Parent Group"), to a person other than a member of the Parent Group or an Affiliate, Associate or employee of a member of the Parent Group (such person, a "Third Party") of 20% or more of the outstanding common stock of the Surviving Corporation or of Parent other than a transfer in connection with an Exempt Transaction (as defined below) (a "Stock Sale"); or
(b) a transfer by the Surviving Corporation to a Third Party of assets (i) representing more than 20% of the book value of the Surviving Corporation's assets as of the Surviving Corporation's most recent quarterly financial statements, or (ii) generating more than 20% of the revenues of the Surviving Corporation for the twelve month period ended as of the date of the balance sheet included in the Surviving Corporation's most recent quarterly financial statements, except in the case of either clause (i) or (ii) for transfers in connection with an Exempt Transaction (an "Asset Sale");

               "Disposition Percentage" shall mean, (a) in the case of a Stock Sale, the percentage of the outstanding common stock of the Surviving Corporation or Parent transferred by the Parent Group in such Stock Sale, (b) in the case of an Asset Sale, the greater of (i) the percentage reduction of the book value of the assets of the Surviving Corporation as a result of such Asset Sale, and (ii) the percentage reduction of the revenues of the Surviving Corporation as a result of such Asset Sale in each case after giving effect to any assets (other than cash, promissory notes or Publicly Traded Securities) or revenues acquired by the Surviving Corporation as consideration in such Asset Sale.

               "Eligible Stockholder Percentage" shall mean that percentage of the issued and outstanding Shares (assuming the exercise of all issued and outstanding Company Options) as of the Effective Time which are Eligible Stockholder Shares.

               "Eligible Stockholders" shall mean the holders at the Effective Time of Eligible Stockholder Shares.

               "Eligible Stockholder Shares" shall mean the Shares which are extinguished in the Merger pursuant to Section 2.4(a) hereof and converted into the right to receive the Merger Consideration.

               "Applicable Percentage" shall mean (i) 100%, in the case of Extraordinary Transactions occurring on or prior to the first anniversary of the Effective Time, and (ii) 50%, in the case of Extraordinary Transactions occurring after the first anniversary of the Effective Time and prior to the expiration of the Period.

               "Gain" shall be determined as follows: (a) the net value (after taxes in the case of Extraordinary Transaction Proceeds that are received by the Parent Group, the Surviving Corporation or any of their respective subsidiaries) of the aggregate amount of cash, promissory notes and the fair market value of any Publicly Traded Securities (determined as of the closing date of the Extraordinary Transaction in respect of which such securities are received based upon the average closing sales prices for the immediately preceding ten trading days) received by the Parent Group or the Surviving Corporation as consideration pursuant to such Extraordinary Transaction less (b) the sum of (i) the Merger Consideration times the number of Shares outstanding (on a fully diluted basis) as of the Effective Time times the Disposition Percentage, and (ii) the out-of-pocket fees, costs, expenses and disbursements (including legal, accounting, financial and advisory fees) incurred by or on behalf of the Parent Group or the Surviving Corporation in connection with the negotiation and consummation of such Extraordinary Transaction, including the determination of any Gain.

               "Exempt Transaction" shall mean any Stock Sale or Asset Sale where the consideration received by the Parent Group or Surviving Corporation consists of property other than cash, promissory notes or Publicly-Traded Securities.

               "Publicly-Traded Securities" shall mean debt or equity securities which are either admitted for trading on a national securities exchange or are quoted on the NASDAQ National Market System.

               (c) Notwithstanding the foregoing provisions of this Section 6.9, none of Parent, the Surviving Corporation, the Affiliated Stockholders or any of their respective Affiliates or any of their respective directors, officers or employees shall have any obligation to use any efforts to engage in or consummate an Extraordinary Transaction, at any time or at any price, and none of Parent, the Surviving Corporation, the Affiliated Stockholders or any of their respective directors, officers, or employees shall be required to (i) solicit or consider any potential transaction which will or may involve or result in an Extraordinary Transaction, or (ii) take any action, or refrain from taking any action, of any kind or nature in order to affect the price, if any, paid in connection with an Extraordinary Transaction.

                                   ARTICLE VII

                                   CONDITIONS

         SECTION 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by (i) the requisite vote or consent of the stockholders of the Company to the extent required by Delaware Law, the Company Certificate of Incorporation and the Company Bylaws and (ii) the affirmative vote of holders of a majority of the outstanding Shares that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates of the Affiliated Stockholders.

               (b) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use commercially reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a Material Adverse Effect on the Surviving Corporation or the ability of any party to this Agreement to perform its obligations hereunder or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

               (c) No Consents. All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act and including any filings required to be made and actions required to be obtained pursuant to ISRA).

         SECTION 7.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

               (a) Parent and Merger Sub shall have obtained the funds pursuant to the Financing described in Section 6.4(b);

               (b) there shall not have been instituted or be pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent, Merger Sub or any of their subsidiaries of all or any material portion of their business or assets, or to compel the Company, Parent, Merger Sub or any of their subsidiaries to dispose of or hold separate all or any material portion of their businesses or assets, as a result of the Merger and the other transactions contemplated by this Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent or Merger Sub or any of their Affiliates or Associates to exercise effectively full rights of ownership of any Shares or any securities of the Surviving Corporation, including, without limitation, the right to vote any Shares or any securities of the Surviving Corporation on all matters properly presented to the Company's or the Surviving Corporation's stockholders, including, without limitation, the approval and adoption of the Agreement and the Merger by the Company's stockholders; (iv) seeking to require divestiture by Parent or Merger Sub or any of their Affiliates or Associates of any Shares or any securities of the Surviving Corporation; or (v) which otherwise has a Material Adverse Effect on the Company or the Surviving Corporation;

               (c) there shall not have been any order or injunction issued, or any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Merger Sub, the Company or any subsidiary, Affiliate or Associate of Parent, Merger Sub or the Company which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
(b) above;

               (d) there shall not have occurred any change, condition, event or development that has a Material Adverse Effect on the Company;

               (e) the Special Committee shall not have withdrawn or modified in a manner adverse to Parent or Merger Sub the adoption or recommendation of the Merger or this Agreement, or resolved to do any of the foregoing;

               (f) the representations and warranties of the Company in this Agreement which are qualified as to materiality shall be true and correct and the representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time;

               (g) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

               (h) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 5% of the total number of Shares outstanding immediately prior to the Effective Time, on a fully diluted basis.

         SECTION 7.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

               (a) the representations and warranties of Parent and Merger Sub which are qualified as to materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time;

               (b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

               (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company, if such termination is also approved by the Special Committee;

               (b) By any of Parent, Merger Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (c) By any of Parent, Merger Sub or the Company if the Effective Time shall not have occurred on or before July 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (d) By any of Parent, Merger Sub or the Company if this Agreement and the Merger shall fail to be approved and adopted by the stockholders of the Company at the Company Stockholders' Meeting called for such purpose, as set forth in Section 7.1(a);

               (e) By Parent or Merger Sub or the Company if the Special Committee shall have withdrawn or shall have modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement or shall have resolved to do any of the foregoing;

               (f) by Parent or Merger Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Merger Sub, or (ii) if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived by Parent or Merger Sub and the Company shall not have provided reasonable assurance to Parent and Merger Sub that such breach will be cured in all material respects on or before the Effective Time, but in the case of clause
(ii) Parent or Merger Sub may terminate this agreement only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 7.2 as of the date of such termination;

               (g) by the Company, if (i) any of the conditions set forth in
Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company, or (ii) if Parent or Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived by the Company and Parent or Merger Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time, but in the case of clause (ii) the Company may terminate this agreement only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 7.3 as of the date of such termination; or

               (h) by the Company after March 31, 1998 if the Company shall not have received the Financing Letters from Parent or Merger Sub prior to termination pursuant to this clause (h).

provided, however that any party seeking termination pursuant to clause (f) or
(g) hereof shall not be in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

         SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void, and except as provided in Section 9.12 there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

         SECTION 8.3. Amendments. This Agreement may not be amended except by action of the board of directors of each of the parties hereto (and, in the case of the Company, with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company (if required), no amendment may be made without the further approval of the stockholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the stockholders of the Company (other than the Affiliated Stockholders). This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.4. Waiver. At any time prior to the Effective Time, whether before or after any of the Company Stockholders' Meeting, any party hereto, by action taken by its board of directors (and, in the case of the Company, with the approval of the Special Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1. No Third Party Beneficiaries. Other than the provisions of Sections 1.3, 6.4, 6.6, 6.7 and 6.9 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

         SECTION 9.2. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

         SECTION 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided, however, that Merger Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval.

         SECTION 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         SECTION 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

         SECTION 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         SECTION 9.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         SECTION 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Sections 6.4, 6.6, 6.7 and 6.9 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Sections 6.6 and 6.7 and in Article IX shall survive the termination of this Agreement indefinitely.

         SECTION 9.11. Certain Definitions. For purposes of this Agreement, the terms "Associate" and "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

         SECTION 9.12. Fees and Expenses. Whether or not the Merger is consummated, the costs and expenses incurred by the parties hereto (including the reasonable costs and expenses of Parent and Merger Sub) in connection with this Agreement and the transactions contemplated hereby (including with respect to the Financing) shall be paid by the Company; provided that the Company shall have no obligation to reimburse the reasonable costs and expenses of Parent or Merger Sub if this Agreement is terminated pursuant to Section 8.1(g) and at the time of such termination the Company shall have been in compliance in all material respects with the terms of this Agreement.

         SECTION 9.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.13:

                  If to Parent or Merger Sub:

                  c/o Sybron Chemicals Inc.
                  P.O. Box 66
                  Birmingham Road
                  Birmingham, NJ  08011
                  Telecopier:  (609) 892-8641
                  Attention:  President

                  with a copy to:

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA 19103-2793
                  Telecopier:  (215) 994-2222
                  Attention:  G. Daniel O'Donnell, Esq.

                  If to the Company:

                  Sybron Chemicals Inc.
                  P.O. Box 66
                  Birmingham Road
                  Birmingham, NJ 08011
                  Telecopier:  (609) 892-8641
                  Attention:  President

                  with copies to:

                  Wolf, Block, Schorr and Solis-Cohen
                  12th Floor, Packard Building
                  15th & Chestnut Streets
                  Philadelphia, PA 19102-2678
                  Telecopier:  (215) 997-2346
                  Attention:  David Gitlin, Esq.

                  and to:

                  Dilworth, Paxson, Kalish & Kaufman
                  3200 Mellon Bank Building
                  1735 Market Street
                  Philadelphia, PA  19103
                  Telecopier:  (215) 575-7200
                  Attention:  Stephen J. Harmelin, Esq.

         SECTION 9.14. Effect of Breaches. Parent, Merger Sub and the Company hereby agree that the only remedy available to Parent and Merger Sub hereunder for a breach of a representation, warranty, agreement or covenant under this Agreement by the Company shall be the right to (a) seek specific performance of such representation, warranty, agreement or covenant, (b) invoke a condition to closing or (c) exercise a termination right, and Parent and Merger Sub expressly waive the right to seek monetary damages in connection with any such breach.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        SYBRON CHEMICALS, INC.


                                   By: /s/ Richard M. Klein
                                   Name: Richard M. Klein
                                   Title: President and Chief Executive Officer


                                        SYBRON HOLDINGS, INC.


                                   By: /s/ Richard M. Klein
                                   Name: Richard M. Klein
                                   Title: President and Chief Executive Officer


                                        SYBRON ACQUISITION CORP.


                                   By: /s/ Richard M. Klein
                                   Name: Richard M. Klein
                                   Title: President and Chief Executive Officer